EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Millipore Corporation of our report dated March 14, 2006, relating to the financial statements of Serologicals Corporation and Subsidiaries as of January 1, 2006 and January 2, 2005 and for each of the three years in the period ended January 1, 2006, appearing in Millipore Corporation’s Current Report on Form 8-K/A filed on August 8, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

August 8, 2006